EXHIBIT 10.2

10/1/2010

Brandt Kucharski

[XXXX]

Dear Brandt:

Welcome to GrubHub. Congratulations on your position as Corporate Controller. In this position, you are a full-time, exempt employee and are eligible for benefits. The purpose of this letter is to confirm the terms of your employment with GrubHub, Inc. (the "Company").

Position: You will be employed by the Company as Corporate Controller and will report to the Company's VP of Finance. Your duties will be determined from time to time by the VP of Finance or by the Company's Managers or Board of Directors ("Board").

Effective Date: The terms of your employment as reflected herein are effective 10/18/2010 (the "Effective Date").

Base Salary: Beginning on the Effective Date, your annual salary rate will be one hundred and twenty five thousand dollars ($125,000), earned and payable in substantially equal installments in accordance with the Company's payroll policy. The Managers or Board will review your salary rate annually to consider increases, beginning with calendar year 2011.

Stock Options: The Company has established a non-qualified option plan under which to grant options to acquire non-voting membership Units in the Company. Such options are subject to vesting and have an exercise price equal to at least fair market value of the underlying Units as of the date of grant of the options. You must be employed by the Company, and you must execute the Company's form of option agreement in order to receive options, which will be subject to certain restrictions and repurchase rights. Your vesting will begin on the Effective Date of this letter, and you will receive 30,000 options.

Benefits: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. If you have any questions regarding these benefits, you may speak with Human Resources.

Additional Agreements: Per our conversation, you will receive one additional week of vacation time, accrued annually, for a total of three weeks of vacation time.

Employment Relationship: The terms of this agreement do not modify your employment-at-will relationship. It is expressly understood, therefore, that the Company may terminate your employment at any time for any reason not prohibited by law. Likewise, you are free to terminate your employment relationship at any time for any reason. Only the Board has the authority to alter, in writing, the terms of the at-will status of your employment relationship.

Protective Covenant: As a condition of your continued employment, you will be required to enter into a Protective Agreement. A copy of the Protective Agreement is enclosed and is incorporated herein by reference. You must also have informed us of, and provided us with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which you are subject or may be bound.

No Other Understandings: This letter, the Protective Agreement and any other agreements referenced therein set forth our entire agreement and understanding and supersede any and all other agreements, either oral or in writing (including, but not limited to, any agreement and/or understanding pertaining to equity ownership in the Company), between the Company, any of its shareholders, members, and/or principals and you.  No change to this letter will be valid unless in writing and signed by the Company and you.

Governing Law: This offer letter will be governed by and construed in accordance with the internal laws of the State of Delaware, which is the state of the Company's incorporation.

Please confirm your acceptance of these terms by signing on the space provided below and returning this letter to the Company.

GrubHub Inc.

By: Matt Maloney

Its: Chief Executive Officer

I hereby accept the terms and conditions discussed herein.

Signature:/s/ Brandt Kucharski

Print Name:Brandt Kucharski

Date:10/08/10